PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

Titanium Metals Corporation 1999 Broadway, Suite 4300 Denver, Colorado 80202	Bruce P. Inglis Vice President – Finance and Corporate Controller (303) 296-5600

TIMET APPOINTS NEW DIRECTOR

DENVER, COLORADO. . .January 11, 2005. . . . Titanium Metals Corporation (“TIMET”) (NYSE: TIE) announced that Lt. General Thomas P. Stafford, USAF (Ret.), has been appointed by the Board of Directors to fill a newly created directorship, increasing the total number of TIMET directors to eight. Gen. Stafford was also appointed to serve on the audit committee and management development and compensation committee of the TIMET Board. Gen. Stafford previously served as a director of TIMET from 1996 until 2003 and as a director of Tremont Corporation from 1989 until 2003. Gen. Stafford has served on the boards of directors of numerous public corporations listed on the NYSE, and currently serves on the board of NL Industries, Inc. and is chairman of NL’s audit and management development and compensation committees.

Gen. Stafford was selected as an astronaut in 1962, piloted Gemini VI in 1965 and commanded Gemini IX in 1966. In 1969, Gen. Stafford was the Apollo X commander for the first flight of the lunar module to the moon, descending to 10 miles above the moon and selecting the first lunar landing site. He was then named Chief of the Astronaut Office. He commanded the Apollo-Soyuz joint mission with the Soviet cosmonauts in 1975. Gen. Stafford has flown over 125 different types of aircraft and helicopters and four different types of spacecraft. Gen. Stafford left NASA in 1975 to command the Air Force Flight Test Center. In 1978 he was promoted to Lieutenant General and to U.S. Air Force Deputy Chief of Staff for Research and Development. In this position, Gen. Stafford was personally involved in initiating the F-117A Stealth Fighter and wrote the initial specifications for and started the B-2 Stealth Bomber program.

After his retirement from the U.S. Air Force in 1979 as Lieutenant General, he became chairman of Gibraltar Exploration Limited, an oil and gas exploration and production company, and served in that position until 1984, when he joined General Technical Services, Inc., a consulting firm. Gen. Stafford was also affiliated with Stafford, Burke and Hecker, Inc., a Washington-based consulting firm, from 1982-2005. Gen. Stafford has more recently served as an advisor to a number of governmental agencies including NASA and the Air Force Material Command. He is currently Chairman of the NASA Advisory Council Task Force on the International Space Station Program, and also served as Co-Chairman of the Stafford-Covey NASA Space Shuttle Return to Flight Task Group. Gen. Stafford has received many honors and decorations including the Congressional Space Medal of Honor.

TIMET, headquartered in Denver, Colorado, is a leading worldwide producer of titanium metal products. Information on TIMET is available on its website at www.timet.com.

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